Exhibit 99.2

Pogo Producing Company

Supplemental  Information (Unaudited) (1) (2)

	Quarter Ended		Twelve Months Ended
Financial Data	December 31,		December 31,
(Data in $ thousands, except per share amounts)	2005	2004	2005	2004

Revenues:
Oil and gas	$412,782	$228,363	$1,216,247	$973,083
Other	6,795	2,651	9,452	3,472
Total	419,577	231,014	1,225,699	976,555

Operating Expenses:
Lease operating	60,129	29,637	153,659	100,506
General and administrative	27,101	14,347	87,319	62,056
Exploration	4,409	4,352	26,473	21,739
Dry hole and impairment	28,059	40,034	87,170	61,634
Depreciation, depletion and amortization	106,368	57,484	312,247	251,876
Production and other taxes	20,355	12,498	59,527	44,104
Transportation and other	(6,064)	(6,410)	(9,079)	8,355
Total	240,357	151,942	717,316	550,270

Operating Income	179,220	79,072	508,383	426,285

Interest:
Charges	(27,762)	(7,218)	(68,654)	(29,333)
Income	598	210	8,291	522
Capitalized	16,045	2,759	23,480	14,216
Total Interest Expense	(11,119)	(4,249)	(36,883)	(14,595)

Loss on Debt Extinguishment	—	(2,866)	—	(13,759)

Commodity Derivative Expense	5,121	—	(13,618)	—

Foreign Currency Transaction Gain (Loss)	70	(27)	71	(30)

Income from continuing operations before income taxes	173,292	71,930	457,953	397,901

Income tax expense	58,613	25,680	167,884	148,866

Net Income from continuing operations	114,679	46,250	290,069	249,035

Income (loss) from discontinued operations, net of tax	(179)	(7,937)	460,634	12,719

Net income	$114,500	$38,313	$750,703	$261,754

Basic earnings per share
Income from continuing operations	$1.98	$0.72	$4.80	$3.90
Income (loss) from discontinued operations	—	(0.12)	7.63	0.20

Basic earnings per share	$1.98	$0.60	$12.43	$4.10

Diluted earnings per share
Income from continuing operations	$1.96	$0.72	$4.76	$3.87
Income (loss) from discontinued operations	—	(0.13)	7.56	0.19

Diluted earnings per share	$1.96	$0.59	$12.32	$4.06

Weighted Average Number of Common Shares and Potential Common Shares Outstanding:
Basic shares	57,957	64,053	60,372	63,848
Diluted shares	58,515	64,605	60,924	64,393

Discretionary Cash Flow:
Net Income	$114,500	$38,313	$750,703	$261,754
(Income) loss from discontinued operations, net of tax	179	7,937	(460,634)	(12,719)
Depreciation, depletion and amortization	106,368	57,484	312,247	251,876
Deferred Taxes	20,631	(5,893)	9,110	3,070
Dry Hole and Impairment	28,059	40,034	87,170	61,634
Exploration	4,409	4,352	26,473	21,739
Gains on Property Sales	155	202	(72)	275
Capitalized Interest	(16,045)	(2,759)	(23,480)	(14,216)
Other Noncash	(4,210)	(2,878)	16,747	15,129
Net cash provided by continuing operations before changes in assets and liabilities	254,046	136,792	718,264	588,542
Discretionary cash flow of discontinued operations	—	42,395	119,233	164,924

Total	$254,046	$179,187	$837,497	$753,466

(1)  Supplemental Information should be read in conjunction with Pogo’s Quarterly Earnings Release

(2)  Results from continuing operations exclude activities from Thailand and Hungary.